                                                                    Exhibit 99.3


                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW
Throughout 2000, the Corporation embarked on initiatives to improve sales productivity, reduce its cost structure and improve manufacturing and distribution efficiency. Highlights of these initiatives and activities for the year include:

- Reduced everyday card shipments to lower retailer inventories and improve greeting card department sales productivity.
-    Integrated Canadian manufacturing and distribution in the United States.
- Finalized plans for the rationalization of various warehouse, distribution and manufacturing facilities in the United Kingdom.
- Completed various domestic and foreign acquisitions, the most significant being Contempo Colours Inc., a Michigan-based party goods company.
- Received approval from the Federal Trade Commission to acquire Gibson Greetings Inc., the No. 3 greeting card company in the industry.
- Established the Corporation's electronic marketing group, AmericanGreetings.com, Inc. as a separate subsidiary.

Cash flow remained strong and the Corporation continued its share repurchase program with the purchase of 4.6 million shares.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE
The Corporation's initiative to improve the productivity of retailer's inventories resulted in a net sales decrease of 1.4% in 2000 compared to 1999. While the Corporation did not achieve overall revenue growth, significant sales gains were recorded in the UK market, as well as increased sales of seasonal promotional boxed cards and gift wrap, party goods, candles and stationery in the United States. In 1999, the net sales increase of .3% was adversely affected by reduced seasonal shipments, subsidiary divestitures in 1998, and unfavorable movements in certain foreign currencies.

Net sales of everyday cards declined 7.1% in 2000 over 1999 primarily as a result of the productivity initiative in the United States. Everyday card sales were again strong however, in the United Kingdom increasing 14.3% in 2000 over 1999 due to both increased productivity and increased market share. In 1999, everyday card sales increased 4% reflecting strong US everyday sales and to increased UK market share due to both improvements in the existing UK business and the acquisition of Camden Graphics and Hanson White.


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During 2000, initiatives begun in the prior year to improve sell-through of seasonal card sales resulted in a 19.3% decrease in seasonal card returns. As a result, the Corporation further reduced seasonal card shipments in 2000 over 1999 to improve seasonal sales productivity. Net seasonal card sales decreased 2.6% in 2000 after decreasing 3.5% in 1999. Total unit sales of all greeting cards decreased approximately 3% in 2000 after increasing 4% in 1999. Excluding acquisitions, total unit sales would have decreased 1% in 1999.

Sales of non-card products were again strong in 2000 increasing 7.9% after increasing 4.3% in 1999. Key components of this performance were significant sales increases in both party goods and seasonal promotional gift wrap. Sales of party goods increased over 86% in 2000 reflecting both the acquisition of Contempo Colours, Inc. in the third quarter and core volume growth. Excluding this acquisition, sales of non-card products would have increased 5.4%. Due to gains in both new and existing customers, seasonal promotional gift wrap sales increased 21% in 2000, after declining $13.1 million in 1999.
Other significant sales increases occurred in the following non-card products categories: non-prescription reading glasses, candles and stationery.

The contribution of each major product category as a percent of net sales for the past three years (due to the divestiture, excludes picture frames and hair accessories from all three years) is:

                                                               2000            1999            1998
                                                            ------------    -----------     ------------
      Everyday Greeting Cards                                   45%            48%              47%
      Seasonal Greeting Cards                                   20%            20%              22%
      Gift Wrapping and Wrap Accessories                        14%            14%              14%
      All Other Products                                        21%            18%              17%

The All Other Products classification includes giftware, ornaments, non-prescription reading glasses, party goods, candles, custom display fixtures, stationery, educational products, stickers, calendars and balloons.

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EXPENSES AND PROFIT MARGINS
The Corporation's initiative to reduce everyday greeting card shipments and the impact of its AmericanGreetings.com subsidiary decreased the pre-tax margin. Excluding non-recurring items and special charges, pre-tax margins were 8.6% in 2000 compared to 13.4% in 1999 and 12.3% in 1998. Material, labor and other production costs were 37.2% of net sales, including a $7.7 million inventory write-down related to the integration of the Canadian and domestic operations. See Restructuring Activities and Special Charges below for further discussion. Excluding this charge, material, labor and other production costs were 36.9% of net sales, up from 34.3% in 1999 and 36.0% in 1998. Key components of this increase were increased sales of lower margin products and reduced production levels which resulted in unfavorable manufacturing variances of $7.8 million in the United States. The improvement in 1999 from 1998 was gained by both reducing shipments of low margin seasonal cards, promotional gift wrap and other accessories and by lowering the manufacturing costs of the remaining seasonal products.

Selling, distribution and marketing expenses increased to 42.4% of net sales, compared to 40.5% in 1999 and 39.9% in 1998. The increase over 1999 primarily reflects additional costs for AmericanGreetings.com, Inc. of $20.3 million of which $15.2 million relates to expenses associated with internet agreements and $3.5 million for increased advertising costs. Additionally, based on the strength of seasonal promotional gift wrap sales, order distribution costs increased $9.9 million primarily due to increased freight costs. Competitive costs in 2000 decreased slightly compared to 1999. Deferred costs and the Corporation's method of accounting for them are described in Note G to the Consolidated Financial Statements. The increase in selling, distribution and marketing expenses in 1999 over 1998 was primarily due to a new national advertising campaign and to increased in-store merchandiser costs due primarily to store remodelings resulting from retailer consolidations.

Administrative and general expenses decreased $1.1 million in 2000 after decreasing $5.3 million in 1999. Both 2000 and 1999 benefited from reduced costs of corporate owned life insurance, while 2000 also reflected lower profit sharing and other employee benefit costs of $4.6 million. Partially offsetting these expense declines was an increase of $9.7 million for systems development and infrastructure costs primarily associated with AmericanGreetings.com, Inc.

Other expense - net was $3.7 million in 2000, $1.3 million in 1999 and $4.5 million in 1998. The decrease in other expense - net in 1999 was primarily attributable to a gain on the sale of an equity investment.

Interest expense amounted to $34.3 million in 2000, compared to $29.3 million in 1999 and $23.0 million in 1998. The Corporation's common stock repurchase program and acquisitions were funded by both free cash flow and additional borrowings in 2000 and 1999. As a result, debt less cash increased to $490.8 million at the end of 2000 compared to $336.5 million last year. Slightly higher interest rates also adversely impacted interest expense in 2000 and 1999.

The 2000 and 1999 effective tax rates were 36.0% compared to 35.0% in 1998. The rate for 2000 includes a 2.1 percentage point benefit for utilization of a foreign net operating loss carryforward while the rate for 1999 and 1998 reflected tax benefits of the corporate-owned life insurance. Those benefits were reduced due to the phase out of the Federal income tax deduction for interest on loans associated with these policies. The deduction for this interest expense was entirely eliminated as of January 1, 1999. See Note N to the Consolidated Financial Statements for details of the differences between the Federal statutory rate and the effective tax rate.


RESTRUCTURING ACTIVITIES AND SPECIAL CHARGES
Fiscal 2000 - Fourth Quarter
During the fourth quarter, the Corporation recorded a $6.1 million ($4.8 million net of tax, or earnings per share of $.08) restructure charge related to various foreign operations. The primary component of this charge was for the rationalization of various warehouse, distribution and manufacturing facilities in the United Kingdom in order to increase operating efficiency and lower fixed expenses. Additional initiatives include, to a lesser extent, the integration of Mexican manufacturing in the United States and the realignment of various business functions in Australia.

The restructure charge included $5.2 million for costs of severing employees, $.6 million for lease exit costs, $.3 million for the write off of assets no longer in use and other restructure costs. In total, approximately 336 positions will be eliminated comprised of 304 hourly and 32 salaried employees. All activities are expected to be completed by the end of 2001 and the Corporation anticipates annual cost savings to be approximately $4.0 million.

Fiscal 2000 - Second Quarter
In connection with the Corporation's initiative to streamline its international operations, the Corporation recorded a $40.4 million ($24.2 million net of tax, or earnings per share of $0.36) special charge during the second quarter of Fiscal 2000 relating primarily to the consolidation of the Canadian manufacturing and distribution in the United States. Included in this special charge is a $32.7 million restructure charge primarily for exit costs associated with the closure of certain Canadian facilities and to a lesser extent, costs to exit certain minor United Kingdom businesses. The remaining $7.7 million of the special charge was recorded in material, labor, and other production costs for the write-down of Canadian inventory to net realizable value.


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

The restructure charge of $32.7 million includes $25.8 million of severance, pension and personnel related items, $4.6 million of facility shut-down costs, $1.5 million of lease exit costs and $0.8 million related to other restructure costs. Approximately 520 hourly and 189 salaried Canadian employees will be terminated as a result of the Corporation's realignment of its manufacturing and distribution operations. As of February 29, 2000, 428 hourly and 178 salaried employees have left the company. All activities associated with the Canadian restructuring are expected to be completed by the end of August 2000 and the Corporation anticipates annual aggregate cost savings to be approximately $12 million.


Fiscal 1999
During the third quarter of fiscal 1999, the Corporation recorded a restructure charge of $13.9 million ($8.3 million net of tax, or earnings per share of $0.12) which reflected management's efforts to optimize the Corporation's cost structure and to provide for operational streamlining initiatives. This restructure charge consisted of approximately $8.6 million of personnel-related charges associated with the termination of 228 employees; $4.6 million of exit costs associated with discontinuing the kiosk business; $0.4 million of costs associated with carrying vacated office space until lease expiration or sublease; and approximately $0.3 million of other restructure costs.



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The following table summarizes the provisions, payments and remaining reserves associated with the restructure charges recorded in both 2000 and 1999.


                                                       Facility           Kiosk        Lease
                                 Termination           Shut-Down           Exit          Exit         Other
                                   Benefits              Costs            Costs          Costs        Costs            Total
                               -----------------    ----------------    -----------    ----------    ---------     ------------
                                                                   (Thousands of dollars)

Provision in 1999                   $8,644                                $4,618                        $663          $13,925

Cash expenditures                   (5,019)                                                                            (5,019)
Non-cash charges                                                          (3,362)                                      (3,362)
                               -----------------                        -----------                  ---------     ------------

Balance 2/28/99                      3,625                                 1,256                         663            5,544

Provision in 2000                   31,018              $4,634                           $2,108        1,113           38,873

ACTIVITY RELATING TO
1999 PROVISION:

Cash expenditures                   (3,645)                                 (620)                       (469)          (4,734)
Non-cash charges                                                            (588)                                        (588)
Change in estimate                     162                                                              (162)

ACTIVITY RELATING TO
2000 PROVISION:

Cash expenditures                   (1,646)               (454)                            (930)                       (3,030)
Non-cash charges                    (4,358)                (99)                            (162)        (519)          (5,138)
                               -----------------    ----------------    -----------    ----------    ---------     ------------

Balance 2/29/00                    $25,156              $4,081               $48         $1,016         $626          $30,927
                               =================    ================    ===========    ==========    =========     ============

Included in accounts payable and accrued liabilities at February 29, 2000 is $30.9 million related to severance and other exit costs for those actions not completed. The Corporation believes the remaining accrued restructure liability is adequate for its remaining cash and non-cash obligations.


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

Fiscal 1998 Special Item
In 1998 the Corporation divested the net assets of Acme Frame Products, Inc., a manufacturer and distributor of picture frames and Wilhold, Inc., a manufacturer and distributor of hair accessories. As a result of the transaction, the Corporation recorded a non-recurring gain of $22.1 million ($13.2 million net of tax, or earnings per share of $0.18).

NET INCOME AND EARNINGS PER SHARE
Net income of $90.0 million for 2000 reflected special charges relating to initiatives to streamline its international operations and a net loss associated with the Corporation's electronic marketing unit. Excluding special charges and the net loss incurred by the Corporation's electronic marketing unit, adjusted net income for 2000 was $131.5 million or $2.00 per share. This compares to net income, excluding the impact of non-recurring items, of $188.6 million or $2.68 in 1999 and $176.9 million or $2.40 per share in 1998. Assuming dilution, earnings per share excluding the net loss incurred by the Corporation's AmericanGreetings.com subsidiary in 2000 and non-recurring items were $2.00 in 2000, $2.65 in 1999 and $2.37 in 1998.

SEGMENT INFORMATION
The Corporation is organized and managed according to a number of factors, including product categories, geographic locations and channels of distribution. The Social Expression Products segment primarily designs, manufacturers and sells greeting cards and other products through various channels of distribution with mass retailers as the primary channel. As permitted under SFAS 131, certain operating divisions have been aggregated into the Social Expression Products segment. These operating divisions have similar economic characteristics, products, production processes, types of customers and distribution methods. AmericanGreetings.com is a web-based provider of greetings and other social communication content to consumers and web-based businesses.

SOCIAL EXPRESSION PRODUCTS SEGMENT
Net sales in 2000 decreased 5.2% due primarily to reduced everyday card shipments in the United States. The effect of this retailer productivity initiative was partially offset by significant growth in net sales of 23.6% in the UK market. Net sales in 1999 increased 3.6% due primarily to sales growth in the United Kingdom from both improvement in the existing business and the favorable impact of two greeting card acquisitions. While total segment greeting card unit sales decreased approximately 3% in 2000, unit sales in the UK increased approximately 14%. Greeting card unit sales increased 5% in 1999 as a result of the UK acquisitions.


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

Segment earnings, net of intersegment items, decreased 28.1% in 2000 reflecting the decrease in high margin everyday card sales in the United States partially offset by the strength of the UK market. Segment earnings, net of intersegment items, increased 7.2% in 1999 due primarily to a more favorable product mix, increased everyday sales in the core United Kingdom business and the impact of the two U.K. acquisitions.

AMERICANGREETINGS.COM, INC. SEGMENT
Net sales almost doubled in 2000 due to significant increases in subscription revenue and to increased advertising revenue resulting from new online distribution agreements with key internet service providers. The increase in 1999 reflects the first full year of operations for the emerging business and the development of an internet growth strategy.

The segment loss in 2000 reflects the increased costs associated with the amortization of payments relating to various internet distribution agreements and increased advertising expenditures. Also impacting the 2000 results is the Corporation's commitment to provide essential technological investment for expanded internet services and increased volume growth. The increase in segment earnings in 1999 compared to 1998 was attributable to growth in subscription revenue.

YEAR 2000
In prior years, the Corporation discussed the nature and progress of its plans to become Year 2000 compliant. In late calendar 1999, the Corporation completed its remediation and testing of information technology ("IT") system programs. As a result of those planning and implementation efforts, the Corporation experienced no significant disruptions in any of its IT or non-IT business systems and believes those systems responded to the Year 2000 date change. The Corporation expended $11.5 million during 2000, of which $8.4 million was expensed and $3.1 million was capitalized, in connection with remediating its business systems and has expended $35.3 million cumulatively. The Corporation is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Corporation will continue to monitor its business systems and those of its suppliers and vendors throughout calendar 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

LIQUIDITY AND CAPITAL RESOURCES
Cash flow before acquisitions, divestitures and financing decreased $82.5 million in 2000 after increasing $54.2 million in 1999 primarily due to lower net income. Cash flow provided by operating activities for 2000 decreased $42.7 million after increasing $16.1 million in 1999.

Deferred income tax expense increased $63.2 million in 2000 due to the acceleration of certain expenses for tax purposes. In 1999, deferred income taxes increased $11.2 million also due to the timing of expenses.


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Trade accounts receivable, net of the effect of acquisitions and divestitures, used $35.9 million of cash in 2000 compared to $10.5 million in 1999. The accounts receivable performance in 2000 primarily reflected strong fourth quarter party goods and everyday gift wrap sales and timing of cash receipts. The cash use in 1999 reflects an increase in extended payment terms granted to customers. As a percent of net sales, accounts receivable were 19.8% in 2000, 17.7% in 1999 and 17.0% in 1998.

Inventories as a percent of material, labor and other production costs continued to improve and were 30.8% in 2000, compared to 33.2% in 1999 and 34.3% in 1998. In 2000, the Corporation realized a $19.3 million inventory reduction in both Canada and the United States relating to the integration of Canadian manufacturing and distribution in the United States and to other production efficiencies. The improvement in 1999 reflects the Corporation's focus to reduce production lead times and therefore inventory levels. The improvement in 1999 was driven by the greeting card divisions, where inventories declined $23.0 million, excluding acquisitions, from 1998 levels.

Other current assets used $52.1 million of cash in 2000 compared to $3.3 million in 1999 and $4.2 million in 1998. This increase in 2000 reflected payments to key internet service providers by AmericanGreetings.com, Inc., of $14.8 million and an increase in refundable income taxes of $25.7 million.

Deferred costs, representing payments under agreements with certain retailers (net of related amortization), used $5.6 million in 2000, down from the $65.6 million in 1999 and $15.0 million in 1998. The payments, which were made in connection with both new and existing agreements, reflect the fluctuations resulting from various contract payment and renewal dates. However, the deferred costs which result from the payments are less volatile as they are amortized over the effective period of the agreement. Total commitments under the agreements are capitalized as deferred costs when the agreements are consummated, and any future payment commitments are recorded as liabilities at that time. Future payment commitments under existing agreements at the end of 2000 were $282.1 million with $118.3 million due within the next year. See Note G to the Consolidated Financial Statements for further discussion of deferred costs related to certain customer agreements.

Accounts payable and other liabilities used cash of $.7 million in 2000 compared to providing cash of $24.2 million in 1999 and $10.4 million in 1998. The change in 2000 reflects lower income tax accruals and employee profit sharing liability.

Investing activities included the $35.5 million acquisition of Contempo Colours, Inc. and an escrow payment of $30 million relating to the pending acquisition of Gibson Greetings. In 1999, investing activities reflect the $53.0 million cash portion of the acquisition of two greeting card companies in the United Kingdom.



                                      E-9
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Capital expenditures were $50.8 million in 2000 down from $61.0 million in 1999 and $67.9 million in 1998. The decrease in 2000 reflects lower capitalized system projects as the Corporation focused its efforts on Year 2000 remediation. Expenditures in 1999 were principally for asset replacement, cost reduction, system and productivity improvements. Capital expenditures are expected to be approximately $75 million in 2001.

Investing activities other than capital expenditures and acquisitions and divestitures used $20.9 million of cash in 2000 compared to providing $29.0 million of cash in 1999. The use of cash in 2000 reflects a supply agreement loan to a customer and lower cash distributions received from the Corporation's investment in corporate owned life insurance. The cash provided in 1999 reflects cash distributions received from the Corporation's investment in corporate owned life insurance and proceeds from the sale of Artistic Greetings stock.

In March 1998, the Corporation announced that its Board of Directors authorized a repurchase of up to 4 million shares of Class A stock. During 1999, 2.9 million shares were repurchased under this program at an average price of $42.73 per share or $124.2 million. The final 1.1 million shares of stock under this program were repurchased in March 1999 at an average price of $23.33 per share or $25.5 million. The entire 4.0 million shares were purchased at an average price of $37.42 per share or a total of $149.7 million. The Corporation on February 24, 1999 again announced its intention to repurchase an additional 5 million shares of Class A stock. During 2000, 3.5 million shares were repurchased under this program at an average price of $29.79 per share or $104.5 million. In total, 4.6 million shares were repurchased during 2000 at an average price of $28.25 per share or approximately $130 million.

Net cash used in financing activities was $114.4 million, primarily related to the Corporation's stock repurchase program of $130 million and dividend payments of $51.2 million, partially offset by a net increase in total debt of $65.8 million. The Corporation's total 2000 dividend payment was $51.2 million compared to $52.4 million in 1999. In 1999, the Corporation utilized a portion of the proceeds from the sales of $300 million of debt securities to effectively shift much of its previously short-term debt to long-term. The remaining portion of the proceeds were used to fund various other activities including the Corporation's share repurchase programs. Debt as a percent of total capitalization in 2000 increased to 30.6% compared to 26.3% in 1999 and 20.6% in 1998.

The Corporation's operating cash flow and existing credit facilities are expected to meet currently anticipated funding requirements. The seasonal nature of the business results in peak working capital requirements which are financed through short term borrowings. See Note H to the Consolidated Financial Statements for further discussion of the Corporation's credit facilities.


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MARKET RISK
The Corporation's market risk is impacted from changes in interest rates and foreign currency exchange rates. The Corporation manages interest rate exposure through a mix of fixed and floating rate debt. Most of the Corporation's debt has a fixed rate, limiting its exposure to fluctuations in interest rates. To date, risks associated with interest rate movements have not been significant and are not expected to be so in the near term.

Approximately 19% of the Corporation's 2000 revenues were generated from operations outside the United States. Operations in Australasia, Canada, France, Malaysia, Mexico, South Africa, and the United Kingdom, are denominated in currencies other than U.S. dollars. Each of these operations conducts substantially all of its business in its local currency and is not subject to material operational risks associated with fluctuations in exchange rates. While intercompany balances with the parent company are denominated in U.S. dollars, the Corporation's multi-currency credit facility provides the foreign operations the ability to satisfy these balances and reduce exchange risk. Additionally, the Corporation's net income was not materially impacted by the translation of the foreign operations' currencies into U.S. dollars. Exposure to exchange rate fluctuations historically have not been significant however, no assurance can be given that future results will not be adversely affected by significant changes in foreign currency exchange rates.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No.133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS
133). In June 1999, the FASB issued SFAS No. 137 which defers the effective date of SFAS 133 and requires the Corporation to adopt March 1, 2001. The Corporation is currently assessing the effect of adopting SFAS 133 but does not anticipate a material impact on the results of operations due to the Corporation's minimal use of derivatives.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which among other guidance, clarifies the Staff's views on various revenue recognition and reporting matters. As a result, effective March 1, 2000, the Company will adopt a change in its method of accounting for certain shipments of seasonal product. The implementation of this change will be accounted for as a change in accounting principle and applied cumulatively as if the change occurred at March 1, 2000. The effect of the change will be a one-time non-cash reduction to the Company's earnings of approximately $21 million in fiscal 2001. Had this change been adopted effective March 1, 1999, fiscal 2000 net sales and earnings before the cumulative effect of this accounting change would not have been materially impacted.

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While the effect of the change may impact future quarterly results, it will not impact the Company's reported cash flows, and is not expected to have a material impact on fiscal 2001 income before the cumulative effect or fiscal 2001 net sales.

FACTORS THAT MAY AFFECT FUTURE RESULTS
On March 2, 2000, the Federal Trade Commission approved the proposed acquisition of all outstanding shares of Gibson Greetings Inc. common stock in a cash transaction estimated at $163 million. The cash tender offer was completed and the acquisition was closed on March 9, 2000. Initially this transaction will be financed by short-term commercial paper borrowings however, the Corporation is exploring long-term financing options. Gibson Greetings Inc. is the No. 3 greeting card company in the industry and provides growth opportunities to the Corporation's U.S. and international greeting card businesses and its electronic marketing unit. The Corporation has developed an integration strategy and while some integration costs are likely over the next year, the full extent of these costs cannot be quantified at this time. The Corporation expects to realize significant operating synergies and cost reductions from the Gibson transaction which is expected to be accretive to earnings in 2002.

The Corporation has maintained a strong customer base in a wide variety of channels of distribution through its investment in deferred costs related to agreements with certain retailers and other competitive arrangements. The agreements have lessened the impact to the Corporation from loss of business due to the retailer consolidations which continued, to a lesser extent, in 2000. These agreements have been a strategic element of the Corporation's growth and the financial condition of the retail customers is continually evaluated and monitored to reduce risk.

The Corporation has included in the Annual Report certain information other than historical facts that may constitute "forward-looking" information. Actual results may differ materially from these projected in the "forward-looking" statements, including but not limited to the risks discussed above, as well as retail bankruptcies, a weak retail environment and competitive terms of sale offered to customers to expand or maintain business. Other risks, which are not all-inclusive, include the demand for the Corporation's goods and services; competitive factors in the industries in which the Corporation competes; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions; the timing, impact and other uncertainties of future acquisitions; as well as economic conditions in the various markets served by the Corporation's operations.



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